Exhibit 4.4

SKYWORKS SOLUTIONS, INC.

(as Issuer)

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

(as Trustee)

Second Supplemental Indenture

Dated as of [●], 20[●]

TABLE OF CONTENTS

i

THIS SECOND SUPPLEMENTAL INDENTURE, between Skyworks Solutions, Inc., a Delaware corporation (the “Issuer”), having its principal office at 5260 California Avenue, Irvine, California 92617, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), is made and entered into as of this [●] day of [●], 20[●].

RECITALS OF THE ISSUER

WHEREAS, the Issuer and the Trustee executed and delivered an Indenture dated as of [●], 20[●] (the “Indenture”), to provide for the issuance by the Issuer from time to time of debt securities;

WHEREAS, capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture, as supplemented;

WHEREAS, the Issuer entered into that certain Agreement and Plan of Merger, dated as of October 27, 2025, by and among the Issuer, Comet Acquisition Corp., a Delaware corporation (“Merger Sub I”), Comet Acquisition II, LLC, a Delaware limited liability company (“Merger Sub II”), and Qorvo, Inc., a Delaware corporation (“Qorvo”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub I will be merged with and into Qorvo (the “First Merger”), with Qorvo as the surviving entity in the First Merger (the “Surviving Corporation”) and a wholly owned subsidiary of the Issuer, and immediately following the First Merger, and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will be merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity in the Second Merger and a wholly owned subsidiary of the Issuer;

WHEREAS, in connection with the Mergers, the Issuer proposes to establish under the Indenture a new series of debt securities, to be issued in exchange for 3.375% Senior Notes due 2031 of Qorvo (the “2031 Qorvo Notes”), pursuant to an exchange offer conducted pursuant to a registration statement, dated as of May 20, 2026 (the “Qorvo Exchange Offer”);

WHEREAS, the Issuer has authorized the issuance of up to $700,000,000 aggregate principal amount of 3.375% Senior Notes due 2031 (the “Senior Notes”), to be issued in exchange for the 2031 Qorvo Notes;

WHEREAS, the Issuer desires to establish the terms of the Senior Notes in accordance with Section 2.01 of the Indenture; and

WHEREAS, this Second Supplemental Indenture shall modify the Indenture only with respect to the Senior Notes.

NOW, THEREFORE, it is mutually agreed as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Change of Control” means the occurrence of any of the following:  (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than the Issuer or one of its Subsidiaries; (2) the adoption of a plan relating to the Issuer’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Issuer or its Subsidiaries, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Issuer’s Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the Issuer consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Corporate Trust Office” means, the office of the Trustee in the contiguous United States at which at any particular time this Second Supplemental Indenture shall be principally administered, which office at the date hereof is located at U.S. Bank Trust Company, National Association, 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071, Attn. B. Scarbrough (Skyworks Solutions, Inc.).

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) or a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Issuer.

“Par Call Date” means January 1, 2031 (three months prior to the Maturity Date of the Senior Notes).

“Rating Agency” means (1) each of S&P and Fitch; and (2) if any of S&P and Fitch ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Issuer (as certified by a resolution of the Board of Directors) as a replacement for such rating agency.

“Ratings Event” means the rating of the Senior Notes is lowered by both Rating Agencies and the Senior Notes are rated below Investment Grade by both Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of (x) the date of the first public notice of the occurrence of a Change of Control and (y) the date of public notice of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control; provided, however, that a Ratings Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event) unless the Rating Agency making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at the Issuer’s or the Trustee’s request that the reduction was the result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event).

“Record Date” means any date as of which the Holder of a Senior Note (or the 2031 Qorvo Note that has been exchanged for such Senior Note in the Qorvo Exchange Offer) will be determined for any purpose described herein, such determination to be made as of the close of business on such date by reference to the Security Register, and in relation to a determination of a payment of an installment of interest on the Senior Notes, shall have the meaning specified in the Senior Notes.

“Second Supplemental Indenture” means this Second Supplemental Indenture, as amended or supplemented from time to time.

“Senior Notes” has the meaning assigned in the Recitals.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs:

•	The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

•	If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Article II

TERMS OF THE NOTES

Section 2.1            Title. The Senior Notes (i) are hereby established under the Indenture, (ii) shall constitute a series of Notes having the title “3.375% Senior Notes due 2031” to be issued on the date hereof in connection with the Qorvo Exchange Offer and (iii) shall be in the form attached as Exhibit A.

Section 2.2            Aggregate Principal Amount. The aggregate principal amount of the Senior Notes that may be authenticated and delivered under this Second Supplemental Indenture shall be no greater than $700,000,000; provided that the Issuer complies with the provisions of this Second Supplemental Indenture.

Section 2.3            Maturity. The entire outstanding principal amount of the Senior Notes shall be payable on April 1, 2031.

Section 2.4            Interest. The Senior Notes shall accrue interest at a rate of 3.375% per year. Interest shall accrue on the Senior Notes from the most recent Interest Payment Date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the most recent date on which interest has been paid on the 2031 Qorvo Notes), payable semiannually in arrears on April 1 and October 1 of each year, beginning on [●], 20[●]. The Record Dates for payment of interest shall be March 15 and September 15 of each year.

Section 2.5            Place of Payment. The place where the principal of (and premium, if any) and interest, if any, with respect to the Senior Notes shall be payable shall be the Corporate Trust Office.

Section 2.6            Optional Redemption.

(a)           The Senior Notes shall be redeemable at any time, and from time to time, by the Issuer pursuant to the optional redemption provisions of Section 2.6(b) and this Section 2.6.

(b)           Prior to the Par Call Date, the Issuer may redeem the Senior Notes at its option at any time, and from time to time, in whole or in part. If the Issuer elects to redeem the Senior Notes prior to the Par Call Date, it will pay a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Senior Notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

In addition, at any time and from time to time, on or after the Par Call Date, the Issuer may redeem the Senior Notes at its option, either in whole or in part, at a Redemption Price equal to 100% of the aggregate principal amount of the Senior Notes to be redeemed on the Redemption Date, plus accrued and unpaid interest on the Senior Notes to, but not including, the Redemption Date.

Any redemption pursuant to this Section 2.6(b) shall be made pursuant to the provisions of Section 2.01(v)(f) and Article X of the Indenture.

Section 2.7            Change of Control Repurchase.

(a)           If a Change of Control Repurchase Event occurs, except as set forth in paragraph (f) below or unless the Issuer has redeemed (or given notice of redemption of) the Senior Notes as set forth in Section 2.6, the Issuer shall be required to make an offer to each Holder of the Senior Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Senior Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to, but not including, the date of repurchase.

(b)           Within 45 days following any Change of Control Repurchase Event or, at the option of the Issuer, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer shall send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Senior Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c)           The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.7, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.7 by virtue of compliance with such securities laws or regulations.

(d)           On the repurchase date following a Change of Control Repurchase Event, the Issuer shall, to the extent lawful:

(i)            accept for payment all the Senior Notes or portions of the Senior Notes properly tendered (and not withdrawn) pursuant to its offer;

(ii)           deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Senior Notes or portions of the Senior Notes so accepted for payment; and

(iii)          deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes being purchased by the Issuer.

(e)           The Paying Agent shall promptly mail or deliver by wire transfer (or otherwise in accordance with the procedures of the Depositary) to each Holder of Senior Notes so accepted for payment the purchase price for the Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered.

(f)            The Issuer shall not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

(g)           Should the Issuer choose to exercise its rights under Section 3.01 or 3.02 of the Indenture, it shall no longer be obligated to make an offer to repurchase the Senior Notes following a Change of Control Repurchase Event.

Section 2.8            Issue Date. The Issue Date of the Senior Notes is [●], 20[●].

Section 2.9            Issue Price. The issue price of the Senior Notes is 100% of the aggregate principal amount of the Senior Notes.

Section 2.10          Definitive and Global Notes. The Senior Notes are issuable in whole or in part in the form of Global Notes and the Depositary for such Global Notes shall be The Depository Trust Company.

Section 2.11          Denomination. The Senior Notes shall be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.12          Defeasance and Discharge of Covenants upon Deposit of Moneys, U.S. Government Obligations.

(a)           Sub-clause (b) of the first paragraph of Section 3.02 of the Indenture is hereby supplemented to add after “9.07” thereof:

“and Section 2.7 of the Second Supplemental Indenture”

(b)           The last sentence of the third to last paragraph of Section 3.02 of the Indenture is hereby supplemented to add to the end thereof:

“and the Issuer shall no longer be obligated to make an offer under Section 2.7 of the Second Supplemental Indenture upon the occurrence of a Change of Control.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

SKYWORKS SOLUTIONS, INC.

By:
	Name:	Philip Carter
	Title:	Senior Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
	Name:	Bradley E. Scarbrough
	Title:	Vice President

EXHIBIT A

Form of Senior Note

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. R-[●]

3.375% Senior Note due 2031

CUSIP No. [●]
ISIN No. [●]
Principal Amount: $[●]

SKYWORKS SOLUTIONS, INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on April 1, 2031.

Interest Payment Dates: April 1 and October 1, beginning on [●], 20[●].

Record Dates: March 15 and September 15.

Additional provisions of this Senior Note are set forth on the other side of this Senior Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

SKYWORKS SOLUTIONS, INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Senior Notes referred to in the Second Supplemental Indenture.

By:
Authorized signatory

[REVERSE SIDE OF NOTE]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[●]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee

3.375% Senior Notes due 2031

1.	Interest

SKYWORKS SOLUTIONS, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Senior Note at the rate per annum shown above. The Issuer shall pay interest semiannually on April 1 and October 1 of each year, beginning on [●], 20[●]. The Record Dates for payment of interest shall be March 15 and September 15 of each year. Interest on this Senior Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the most recent date on which interest has been paid on the 2031 Qorvo Notes until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Issuer shall pay interest on this Senior Note (except defaulted interest) to the Persons who are registered Holders at the close of business on the Record Date. Holders must surrender this Senior Note to a Paying Agent to collect principal payments. Payment of principal of, and premium, if any, and interest on this Senior Note registered in the name of or held by DTC or its nominee shall be made in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such Global Note. If any of the Senior Notes are no longer represented by a Global Note, payment of interest on certificated Senior Notes in definitive form may, at the option of the Issuer, be made by (i) check mailed directly to Holders at their registered addresses or (ii) upon request of any Holder of at least $1,000,000 principal amount of Senior Notes, wire transfer to an account located in the United States by the payee.

3.	Paying Agent and Registrar

Initially, U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”), shall act as Paying Agent and Registrar. The Issuer may act as Paying Agent.

4.	Indenture

The Issuer issued this Senior Note under an Indenture dated as of [●], 20[●] (the “Base Indenture”), between the Issuer and the Trustee, as supplemented by the Second Supplemental Indenture, dated as of [●], 20[●] (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of this Senior Note include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Senior Note is subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions. In the event of a conflict between any provision of this Senior Note and the Indenture, the Indenture shall govern such provision.

This Senior Note is a senior unsecured obligation of the Issuer of which an unlimited aggregate principal amount may be at any one time Outstanding. The Indenture imposes certain limitations on the ability of the Issuer and its Significant Subsidiaries to, among other things, create, incur, assume or permit to exist Liens and enter into certain Sale-Leaseback Transactions. The Indenture also imposes limitations on the ability of the Issuer to consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of the Issuer’s and its Subsidiaries’ property and assets (taken as a whole) to another entity.

5.	Optional Redemption

Prior to January 1, 2031 (three months prior to the Maturity Date of this Senior Note) (the “Par Call Date”), the Issuer may redeem the Senior Notes at its option at any time, and from time to time, in whole or in part. If the Issuer elects to redeem the Senior Notes prior to the Par Call Date, it will pay a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Senior Notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

In addition, at any time and from time to time, on or after the Par Call Date, the Issuer may redeem the Senior Notes at its option, either in whole or in part, at a Redemption Price equal to 100% of the aggregate principal amount of the Senior Notes to be redeemed on the Redemption Date, plus accrued and unpaid interest on the Senior Notes to, but not including, the Redemption Date.

6.	Sinking Fund

This Senior Note is not subject to any sinking fund.

7.	Notice of Redemption

If the Issuer elects to redeem this Senior Note pursuant to Section 5 hereof, it shall furnish the Trustee, at least 10 days but not more than 60 days before the Redemption Date, an Officer’s Certificate setting forth (1) the Redemption Date and (2) the CUSIP and/or ISIN numbers of this Senior Note. Notice of redemption shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer; provided, that if the Issuer requests the Trustee to give such notice, it shall provide an execution version of such notice to the Trustee at least five days prior to the date such notice is required to be sent to the Holders (or such shorter period as shall be acceptable to the Trustee).

Such notice of redemption to the Holders of this Senior Note at the option of the Issuer shall be given by first-class mail, postage prepaid, mailed or otherwise delivered electronically or in accordance with the procedures of DTC to holders of Global Notes, with a copy to the Trustee, not fewer than 10 nor more than 60 (unless in connection with a Discharge or Defeasance) days prior to the Redemption Date to each such Holder at such Holder’s last address appearing in the Security Register (or by electronic delivery or pursuant to the applicable procedures of the Depositary).

8.	Repurchase of this Senior Note at the Option of Holders upon Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless the Issuer has redeemed (or given notice of redemption of) this Senior Note as described in the Indenture, the Issuer will be required to make an offer to each Holder of this Senior Note to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of the applicable percentage of this Senior Note at a repurchase price in cash equal to 101% of the aggregate principal amount of such percentage of this Senior Note plus any accrued and unpaid interest on this Senior Note repurchased to, but not including, the date of repurchase, as provided in, and subject to the terms of, the Indenture.

9.	Denominations; Transfer; Exchange

Senior Notes may be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange this Senior Note in accordance with the Indenture. Upon any transfer or exchange, the Issuer and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Issuer need not register the transfer of or exchange this Senior Note if selected for redemption (except, in the event it will be redeemed in part, the portion not to be redeemed) or to transfer or exchange this Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed.

10.	Persons Deemed Owners

With certain exceptions, the registered Holder of this Senior Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

Subject to applicable abandoned property laws, if money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee shall pay the money back to the Issuer at its request. After any such payment, Holders entitled to the money must look to the Issuer for payment as unsecured general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

12.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under this Senior Note and the Indenture if the Issuer deposits with the Trustee money in cash in U.S. dollars, or non-callable U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire indebtedness of this Senior Note with respect to principal, premium, if any, and interest to the Maturity Date or Redemption Date, as the case may be.

13.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended under certain circumstances with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Notes and (ii) certain defaults may be waived with the written consent of the Holders of at least a majority in principal amount of the Outstanding Senior Notes. Subject to certain exceptions set forth in the Indenture, without the consent of the Holders of any Senior Notes, the Issuer and the Trustee may amend the Indenture: (i) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants of the Issuer under the Indenture and the Senior Notes; (ii) to add to the covenants of the Issuer for the benefit of Holders of the Senior Notes or to surrender any right or power conferred upon the Issuer; (iii) to add any additional events of default for the benefit of Holders of the Senior Notes; (iv) to add to or change any of the provisions of the Indenture as necessary to permit or facilitate the issuance of Senior Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Senior Notes in uncertificated form, or relating to the transfer and legending of Senior Notes; (v) to secure the Senior Notes or to add guarantees of the Senior Notes; (vi) to add or appoint a successor or separate Trustee; (vii) to cure any ambiguity, defect, mistake or inconsistency; (viii) to supplement any of the provisions of the Indenture as necessary to permit or facilitate the defeasance (whether legal defeasance or covenant defeasance) and discharge of Senior Notes; provided that the interests of the holders of the Senior Notes are not adversely affected in any material respect; (ix) to make any other change that would not adversely affect the rights of any Holders of the Senior Notes; (x) to make any change necessary to comply with any requirement of the Commission in connection with the qualification of the Indenture or any supplemental Indenture under the TIA; (xi) to conform any provision in the Indenture to the section entitled “Description of the Skyworks Notes” in the registration statement, dated as of May 20, 2026, as amended, relating to the Senior Notes; and (xii) to reflect the issuance of additional Notes as permitted by Section 2.01 and Section 2.02 of the Indenture.

14.	Defaults and Remedies

If any Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) with respect to this Senior Note occurs and is continuing, then either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes may declare the principal of all Outstanding Senior Notes, and the interest to the date of acceleration, if any, accrued thereon, to be immediately due and payable by notice in writing to the Issuer (and to the Trustee if given by Holders) specifying the Event of Default. If an Event of Default relating to a merger or certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, then the principal amount of all the Senior Notes then Outstanding and interest accrued thereon, if any, shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the Senior Notes, to the fullest extent permitted by applicable law.

Under certain circumstances, the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes may rescind and annul any such acceleration with respect to the Senior Notes and its consequences.

No Holder of this Senior Note may institute any action, unless and until: (i) such Holder has given the Trustee written notice of a continuing Event of Default with respect to the Senior Notes; (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder; (iii) such Holder or Holders has or have offered the Trustee, and if requested, provided indemnity or security reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes.

15.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of this Senior Note and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee.

16.	Authentication

This Senior Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Senior Note.

17.	Governing Law

THIS SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

18.	CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers to be printed on this Senior Note and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on this Senior Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder of this Senior Note upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Senior Note.